Exhibit 99.1

BMHC DECLARES QUARTERLY CASH DIVIDEND

SAN FRANCISCO (July 31, 2006) - Building Materials Holding Corporation (Nasdaq: BMHC) today announced that its Board of Directors declared a third quarter 2006 cash dividend of $0.10 per common share. The dividend is payable on October 12, 2006 to common shareholders of record as of September 22, 2006.

About BMHC
BMHC, a Fortune 1000 company, is one of the largest providers of residential construction services and building materials in the United States. We serve the homebuilding industry through two subsidiaries: SelectBuild provides construction services to high-volume production homebuilders in key growth markets across the country; BMC West distributes building materials and manufactures building components for professional builders and contractors in the western and southern states. BMHC was recently named to the Forbes Platinum 400, also known as America’s Best Big Companies, and was selected Pro Dealer of the Year by Home Channel News. To learn more about BMHC, visit our website at www.bmhc.com.

CONTACTS:

Bill Smartt	Mark Kailer
Senior Vice President and	Vice President, Treasurer and
Chief Financial Officer	Investor Relations Officer
(415) 627-9100	(415) 627-9100